Exhibit 99.1

Atlantic Coast Federal Corporation Reports Year-End Results

WAYCROSS, Ga.--(BUSINESS WIRE)--February 24, 2009--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported a net loss of $3,250,000 or $0.25 per basic and diluted share for the fourth quarter of 2008 versus a net loss of $1,094,000 or $0.09 per basic and diluted share in the year-earlier quarter. For 2008, the net loss totaled $2,845,000 or $0.22 per basic and diluted share compared with net income of $1,115,000 or $0.08 per basic and diluted share in 2007.

The net loss for the quarter reflected higher provision for loan losses versus the third quarter of 2008 and the year-earlier fourth quarter. The increase was due primarily to ongoing deterioration of certain commercial loan participations in the Company's general market area as well as continued weakness in the residential real estate segment of the Company's loan portfolio.

Non-performing loans were $25,535,000 or 3.43% of total loans at December 31, 2008, up from $22,349,000 or 2.99% of total loans at September 30, 2008, and $7,839,000 or 1.11% of total loans at December 31, 2007. A total of $2,714,000 in non-performing loans was charged off during the fourth quarter and $1,492,000 was transferred to Other Real Estate Owned (OREO).

Commenting on the Company's financial results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "As we continue to confront a broad downturn in real estate values and recessionary economic conditions, our focus has remained firmly on capital preservation, liquidity and credit quality. We have taken several necessary and important steps to strengthen the Company in each area. Our capital position remained strong at December 31, 2008, as indicated by a stockholders' equity to total assets ratio of 8.43% and tangible stockholders' equity to total assets of 8.13%. Additionally, our liquidity levels were at or above both regulatory and internal policy guidelines, and growth in our core deposit base during 2008 further strengthened our liquidity.

"We also have continued to evaluate our cost structure in light of current economic and industry challenges, as well as those we expect to face in 2009," Larison continued. "Earlier in the year, we sold an underperforming branch and implemented other cost-cutting measures. More recently, we have taken further steps to reduce non-interest expense by approximately $1,000,000 in 2009. These latest steps include a freeze on all employee salaries for 2009, adjustments to employee benefit plans, a 4.5% reduction in sales and back-office support staff, and reduced spending in non-essential advertising, marketing and facility costs. Together, these cost-cutting initiatives support our objectives of preserving capital and increasing efficiency, while reducing annualized non-interest expense by an expected $2,100,000 when these cuts are fully implemented.

"As to credit quality," he added, "we terminated our involvement in certain loan participations, that have been a major reason for the rise in non-performing assets we have experienced, following a commitment made on December 31, 2006, and funded in May 2007, and we continue to manage and mitigate the risk in our loan portfolio by continually evaluating the credit quality of our customers, assessing collateral values, and working with distressed customers to resolve delinquencies with a view toward limiting overall credit losses.

"While we remain cautious in our outlook on business, we were pleased by the Company's growth in 2008, as seen by the 5% increase in our loan portfolio and the 7% increase in total deposits," Larison said. "This growth reflects effective strategies to strengthen our market position and further differentiate Atlantic Coast Bank in a crowded marketplace. These strategic initiatives, relating to both revenue growth and cost control, enhance our ability to better weather the current downturn and, we believe, position us for ongoing growth when the economy begins to recover."

In the fourth quarter of 2008, net charge-offs were equivalent to 1.44% of average outstanding loans, on an annualized basis, and reflected net charge-offs of $2,714,000 related to declining real estate values of non-performing residential mortgage loans. This compares with 1.79% in the third quarter of 2008, which included charge-offs of $1,700,000 related to the sale of $4,400,000 of non-performing residential mortgage loans in that quarter. Net charge-offs were 0.40% in the fourth quarter of 2007. Considering the general economy, current real estate market conditions and overall credit quality concerns, management believes non-performing loans and net charge-offs will, at least in the near term, remain at historically elevated levels.

The Company recorded a provision for loan losses of $4,709,000 for the fourth quarter of 2008, up from $3,749,000 in the third quarter of 2008 and above the $1,373,000 recorded in the fourth quarter of 2007. For 2008, the Company's provision for loan losses totaled $13,948,000 versus $2,616,000 for 2007. At December 31, 2008, the Company's allowance for loan losses was 1.43% of total loans, up from 1.15% at September 30, 2008, and 0.92% at December 31, 2007.

Larison noted the increase in the Company's provision for loan losses more than accounted for the decline in earnings between 2007 and 2008. In 2008, the increase in the provision for loan losses was $11,332,000, while the change in net income before income taxes was $7,323,000.

For the fourth quarter of 2008, net interest income declined 6% to $5,391,000 from $5,765,000 in the fourth quarter last year, primarily due to a dramatic decline in interest rates over the past year. Our net interest margin for the quarter was 2.28%, reflecting a decrease of 29-basis-points compared with the third quarter of 2008 and a decline of 39 basis points compared with the fourth quarter of 2007. Also contributing to the year-over-year drop in net interest income was the impact of higher non-performing loan balances as well as the suspension of quarterly dividends by the Federal Home Loan Bank of Atlanta. For 2008, net interest income increased 4% to $23,250,000 from $22,386,000 in 2007 as the net interest margin declined 14 basis points to 2.53% versus 2.67% for 2007. Due to recent rate reductions by the Federal Reserve, as well as ongoing intense competition for retail deposits and continuing issues in the credit markets, the Company anticipates further pressure on net interest margin going forward. The Company does not have any equity investments in the government-sponsored entities FNMA or FHLMC, or any trust preferred securities.

Non-interest income for the fourth quarter of 2008 declined 40% to $915,000 versus $1,524,000 in the prior-year period, reflecting a loss on the sale of a foreclosed asset and additional write-downs on OREO, as well as a $688,000 mark-to-market write-down on interest rate swap agreements. These were partially offset by a gain on the sale of available-for-sale securities during the quarter. Non-interest income for 2008 increased 46% to $10,134,000 from $6,926,000 last year, due to proceeds from bank-owned life insurance and gains on the sales of a branch office and available-for-sale securities, and the extinguishment of Federal Home Loan Bank debt, which were partially offset by a $611,000 mark-to-market write-down on interest rate swap agreements for the year.

Non-interest expense for the fourth quarter of 2008 declined 17% to $6,561,000 from $7,862,000 in the same period last year. The year-over-year decline reflected the write-off in the fourth quarter last year of expenses related to the termination of the Company's second-step conversion and offering, which was partially offset by a $520,000 fraud loss on a commercial auto financing account. Non-interest expense for 2008 increased less than 1% to $25,514,000 from $25,451,000 a year ago.

Total assets declined slightly to $996,089,000 at December 31, 2008, from $999,983,000 at September 30, 2008, and were 7% higher than total assets of $931,026,000 at December 31, 2007. Loans receivable, net, totaled $742,615,000 at December 30, 2008, up slightly from $740,175,000 at September 30, 2008, and up 6% from $704,153,000 a year ago. Deposits rose 3% to $624,606,000 at the end of the fourth quarter of 2008 from $605,301,000 at September 30, 2008, and up 7% from $582,730,000 at December 31, 2007. Total stockholders' equity was $83,960,000 at December 31, 2008, down 3% from stockholders' equity of $86,936,000 at September 30, 2008, and down 6% from $89,806,000 a year ago, with the year-over-year decline primarily reflecting the net loss for 2008, the payment of cash dividends, and stock repurchases during the year.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Interest income	$13,616	$14,224	$55,259	$55,509
Interest expense	8,225	8,459	32,009	33,123
Net interest income	5,391	5,765	23,250	22,386
Provision for loan losses	4,709	1,373	13,948	2,616
Net interest income after provision for loan losses	682	4,392	9,302	19,770
Non-interest income	915	1,524	10,134	6,926
Non-interest expense	6,561	7,862	25,514	25,451
Income (loss) before income taxes	(4,964)	(1,946)	(6,078)	1,245
Income tax expense (benefit)	(1,714)	(852)	(3,233)	130
Net income (loss)	$(3,250)	$(1,094)	$(2,845)	$1,115
Net income (loss) per share:
Basic	$(0.25)	$(0.09)	$(0.22)	$0.08
Diluted	$(0.25)	$(0.09)	$(0.22)	$0.08
Weighted average shares outstanding:
Basic	13,072	13,170	13,135	13,165
Diluted	13,110	13,256	13,219	13,346

		Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Total assets		$996,089	$999,983	$931,026
Cash and cash equivalents		34,058	44,626	29,310
Securities available for sale		147,474	143,043	134,216
Loans receivable, net (including loans held for sale)		742,615	740,175	704,153
Total deposits		624,606	605,301	582,730
Federal Home Loan Bank Advances		184,850	207,576	173,000
Securities sold under agreements to purchase		92,800	92,800	78,500
Stockholders' equity		83,960	86,936	89,806

Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2008 and 2007, may be found at the following link: http://www.irinfo.com/acfc/ACFC4Q08bnp.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2008, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376